UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 18, 2020

SPOK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32358	16-1694797
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center, Suite 420, Springfield, Virginia	22151
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 611-8488
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.    Entry into a Material Definitive Agreement.

On June 18, 2020, Spok Holdings, Inc., a Delaware corporation (the “Company”), entered into a cooperation agreement (the “Cooperation Agreement”) with White Hat Strategic Partners LP, a Delaware limited partnership, White Hat SP GP LLC, a Delaware limited liability company, White Hat Capital Partners LP, a Delaware limited partnership, and White Hat Capital Partners GP LLC, a Delaware limited liability company (collectively, “White Hat”) regarding the composition of the Company’s Board of Directors (the “Board”) and certain other matters.

The Cooperation Agreement provides, among other things, that:

•
Concurrently with the execution of the Cooperation Agreement, the Board will increase the size of the Board by one and elect Brett Shockley to the Board to fill the resulting vacancy and also appoint Mr. Shockley to the Nominating and Governance Committee of the Board (the “Nominating Committee”).

•
The Nominating Committee and the Board agree to nominate Mr. Shockley for election to the Board at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), and to recommend and support his election in the same manner as the other candidates nominated by the Board, subject to exceptions for fiduciary duties.

•
White Hat agrees to irrevocably withdraw the nomination letter it previously sent to the Company regarding their nomination of three directors for election to the Board at the 2020 Annual Meeting (the “Nominations”).

•
The Company agrees to reimburse White Hat for up to $55,000 of its out-of-pocket expenses incurred in connection with its engagement with the Company, the Nominations and the negotiation of the Cooperation Agreement.

•
White Hat agrees to vote all of the shares of the Company’s common stock beneficially owned by White Hat on the record date for the 2020 Annual Meeting (i) in favor of all persons nominated by the Board to serve as directors of the Company and against any stockholder nominated candidate not endorsed by the Board and (ii) in accordance with the Board’s recommendation on other proposals, subject to certain exceptions.

•
White Hat agrees, through the date that is 30 days prior to expiration of the advance notice period for the submission by stockholders of director nominations for consideration at the Company’s 2021 Annual Meeting of Stockholders, not to, directly or indirectly, in any manner, alone or in concert with others, (i) attempt to call a special meeting of stockholders of the Company or (ii) make a request for any stockholder list or other Company books and records.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of             Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2020, in connection with the Company’s entry into the Cooperation Agreement, the Board increased its size from ten to eleven directors and elected Brett Shockley to the Board. The Board also appointed Mr. Shockley to the Nominating Committee. Mr. Shockley will receive the same compensation for his service as the Company’s other independent directors.

As previously disclosed, Samme Thompson, a current Board member, is not standing for re-election at the 2020 Annual Meeting. Accordingly, the Board size will decrease to ten directors at the conclusion of the 2020 Annual Meeting.

Item 7.01.     Regulation FD Disclosure.

A copy of the Company’s press release announcing the election of Mr. Shockley is attached hereto as Exhibit 99.1.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits:

Exhibit
No.	Description
10.1
Cooperation Agreement, dated as of June 18, 2020, by and among Spok Holdings, Inc., White Hat Strategic Partners LP, White Hat SP GP LLC, White Hat Capital Partners LP, and White Hat Capital Partners GP LLC

99.1	Spok Holdings, Inc. Press Release dated June 18, 2020

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spok Holdings, Inc.

Dated:	June 19, 2020	By:	/s/ Michael W. Wallace
			Name:	Michael W. Wallace
			Title:	Chief Financial Officer